Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in this Post-Effective Amendment No. 9 to the Registration Statement of Plastec Technologies, Ltd. on Form F-1 of our report dated April 29, 2021 on the consolidated financial statements of Plastec Technologies, Ltd. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Certified Public Accountants

Hong Kong, China

May 31, 2021